Exhibit 10.12

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [__] (as may be amended or modified from time to time, this “Agreement”), is entered into by and between Avenue Therapeutics, Inc., a Delaware corporation (the “Company”), and [__],a [__] trust company as rights agent (as qualified in Section 1.1 below, the “Rights Agent”) in favor of the Holders (as defined in Section 1.1).

RECITALS

WHEREAS, the Company, InvaGen Pharmaceuticals Inc., a New York corporation (“Buyer”), and Madison Pharmaceuticals Inc., a Delaware corporation and a wholly-owned Subsidiary of Buyer (“Merger Sub”), have entered into a Stock Purchase and Merger Agreement (as amended, modified or supplemented from time to time, the “SPMA”), dated as of November 12, 2018, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Buyer;

WHEREAS, pursuant to the SPMA, the Company has agreed to provide to initial Holders the right to receive contingent cash payments as hereinafter described; and

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Company and Rights Agent agree, for the equal and proportionate benefit of the CVRs of all Holders (each as hereinafter defined), subject to the terms and conditions set forth in this Agreement and in the SPMA, as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meaning ascribed to them in the SPMA. As used in this Agreement, the following terms will have the following meanings:

“Aggregate Milestone Payment” has the meaning set forth in Section 2.4(b).

“Annualized” means Net Sales generated by the Product during the applicable Stub Period divided by the number of days in the applicable Stub Period multiplied by the number of days in the calendar year during which the applicable Stub Period falls.

“COGS” means cost of goods sold, including expiry, obsolescence or short-dated Product costs and associated destruction cost, and other similar costs or provisions and reserves created therefor, and reserves or provisions created for expected depletion in the value of inventory, in each case, determined according to GAAP applied by the Company

“CVRs” means the rights of Holders (granted to initial Holders pursuant to Section 4.1(b) of the SPMA) to receive a contingent cash payment determined in accordance with Section 2.1, subject to the terms and conditions of this Agreement and the SPMA.

“CVR Percentage” means, with respect to a Holder as of the applicable date of determination, the quotient of (i) the number of CVRs held by such Holder, divided by (ii) the Fully Diluted Capitalization (excluding shares to be cancelled and retired in accordance with Section 4.1(a) of the SPMA) as of immediately prior to the Second Stage Closing.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Deductions” means any:

(a)	discounts of any type or nature, including retroactive price reductions, cash discounts, volume discounts, promotional discounts, chargebacks, allowances, rebates, returns and credits;

(b)	rejections, returns, credits, returned goods allowances and retroactive corrections, and other similar costs;

(c)	price adjustments, billing adjustments, shelf stock adjustments, promotional payments, and other similar allowances;

(d)	any credits or allowances granted to any wholesalers, retailers, distributors or other customers upon prompt payment;

(e)	administrative fee arrangements, reimbursements, and other payments of similar nature to wholesalers, distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, health care institutions or organizations, or any other customers;

(f)	redistribution center fees, information service agreement fees, and other fees of similar nature that are passed from any wholesalers, retailers, distributors or other customers;

(g)	freight, shipping and insurance costs charged to a customer on an invoice;

(h)	costs of recalls, seizures or destruction of goods and other similar costs, whether voluntarily or pursuant to a request or order by a Governmental Authority;

(i)	failure-to-supply penalties;

(j)	compulsory payments and cash rebates related to sales of the Product paid to any Governmental Authority or pursuant to any Legal Requirement in connection with any health insurance program, compensation program, or similar program;

(k)	excise taxes, use taxes, sales taxes, value added taxes, goods and services taxes, custom duties, and any other Taxes or charges imposed by any Governmental Authority; or

(l)	any other deduction from gross sales to arrive at net sales as permissible under GAAP applied by the Company that has not been listed above.

“DTC” means The Depository Trust Company or any successor thereto.

“GP Percentage” means, with respect to any calendar year during the Initial Period that the Product generated at least $325 million in Net Sales, without duplication, (i) if the Product generated less than $400 million in Net Sales during such calendar year, 10%, (ii) if the Product generated between $400 million and $500 million in Net Sales during such calendar year, 12.5%, or (iii) if the Product generated more than $500 million in Net Sales during such calendar year, 15%.

“Gross Profit” means Net Sales generated by the Product in the calendar year or Stub Period, as applicable, minus the COGS associated with such Net Sales minus any royalties, license fees or similar amounts payable to third parties (including to Revogenex Ireland Limited, Zakłady Farmaceutyczne “POLPHARMA” S.A. or any of their Affiliates, successors or assigns) associated with such Net Sales, in each case, determined according to GAAP applied by the Company.

“Holder” means a Person entitled to receive the Merger Consideration pursuant to Section 4.1(b) of the SPMA or to whom a CVR was transferred in a Permitted Transfer and, in each case, in whose name a CVR is registered in the CVR Register at the applicable time.

“Initial Period” means the period commencing on the day following the Second Stage Closing Date and ending on December 31, 2028.

“Majority Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs.

“Milestone” has the meaning set forth in Section 2.4(a)(1-2).

“Milestone Notice” has the meaning set forth in Section 2.4(b).

“Milestone Payment” means, with respect to any Milestone, the amount a Holder is entitled to receive in respect of such Milestone in accordance with Section 2.4.

“Milestone Payment Date” means no later than May 31 of the calendar year following the calendar year triggering such Milestone.

“Milestone Period” means the Initial Period or the Subsequent Period, as applicable.

“Net Sales” means total gross revenue actually received by the Company from sales by the Company of the Product to third parties generated in the United States less any Deductions to the extent related to the Product and taken, paid, accrued, allowed, included or allocated, based on the Company’s good faith estimates in calculating gross revenue with respect to the Product, in each case, determined according to GAAP applied by the Company, it being agreed that Net Sales shall exclude any Product transferred or disposed of for promotional or educational purposes.

“Officer’s Certificate” means a certificate signed by an authorized officer of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by DTC.

“Product” means IV Tramadol / Tramadol hydrochloride solution for injection or infusion.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Shares” means common shares of the Company, par value $0.0001 per share, excluding any shares to be cancelled and retired in accordance with Section 4.1(a) of the SPMA and any Dissenting Shares.

“Stub Period” means the period during the year in which the Subsequent Period Net Sales Target was achieved commencing one day after the date on which the Subsequent Period Net Sales Target was achieved and ending on December 31 of such calendar year.

“Subsequent Period Net Sales Target” means $1.5 billion in aggregate Net Sales of the Product generated from and after the Initial Period.

“Subsequent Period” means the period commencing on January 1, 2029 and ending on the earlier of (i) December 31, 2036, and (ii) the date on which any Person (other than the Company or its Affiliates) has filed and received approval from the FDA for an Abbreviated New Drug Application or an FDA AP-rated 505(b)(2) NDA using the Product; provided that the date referred to in the foregoing clause (ii) shall be extended by up to six months to the extent that during such extension period there continues to remain only one Person (other than the Company or its Affiliates) that has filed and received approval from the FDA for an Abbreviated New Drug Application or an FDA AP-rated 505(b)(2) NDA using the Product.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the rights of Holders (granted to the initial Holders pursuant to the SPMA) to receive contingent cash payments pursuant to this Agreement. Each Holder shall be entitled to receive one CVR for each Share issued and outstanding immediately prior to the Merger Effective Time held by such Holder that is converted into the right to receive the Merger Consideration pursuant to Section 4.1(b) of the SPMA.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a)	The CVRs will not be evidenced by a certificate or other instrument.

(b)	The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVRs shall be registered in the names and addresses of the Holder as set forth in the form the Company furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of Shares converted into the right to receive the Merger Consideration. The CVR Register will initially show one position for the Rights Agent representing all Shares held by DTC on behalf of street holders held by such holders as of immediately prior to the Merger Effective Time. The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c)	Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in a form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register.

(d)	A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices.

(a)	Upon the occurrence of any of the following events listed below (the “Milestone” or “Milestones”), the Holders shall be entitled to certain payments in respect of their CVRs (to be paid in accordance with Section 2.4(b)), subject to any deductions in accordance with Section 3.2(p), as follows:

1.	During the Initial Period, upon the Product generating $325 million or more in Net Sales in a calendar year, each Holder shall be entitled to receive her, his or its CVR Percentage multiplied by an aggregate amount equal to the applicable GP Percentage multiplied by the Gross Profit generated by the Product during such calendar year. For the avoidance of doubt, if the Product generated less than $325 million in Net Sales in a particular calendar year, no payment will be made under this clause (1) towards the CVRs.

2.	If the Subsequent Period Net Sales Target is achieved after the Initial Period and during the Subsequent Period, then, (x) with respect to the calendar year in which the Subsequent Period Net Sales Target is achieved, if during the Stub Period the Product generated $100 million or more in Annualized Net Sales, then each Holder shall be entitled to receive her, his or its CVR Percentage multiplied by an aggregate amount equal to 20% of the Gross Profit generated by the Product with respect to such Stub Period and (y) during the remainder of the Subsequent Period, with respect to each calendar year after the calendar year in which the Subsequent Period Net Sales Target was achieved, upon the Product generating $100 million or more in Net Sales in such calendar year, each Holder shall be entitled to receive her, his or its CVR Percentage multiplied by an aggregate amount equal to 20% of the Gross Profit generated by the Product during such calendar year. If the Subsequent Period Net Sales Target is achieved during the Initial Period, then, during the Subsequent Period, upon the Product generating $100 million or more in Net Sales in a calendar year, each Holder shall be entitled to receive her, his or its CVR Percentage multiplied by an aggregate amount equal to 20% of the Gross Profit generated by the Product during such calendar year. For the avoidance of doubt, no payment will be made towards the CVRs under this clause (2) if the Subsequent Period Net Sales Target was not achieved. For the avoidance of doubt, no payment will be made towards the CVRs under this clause (2) in any calendar year during the Subsequent Period in which Net Sales generated by the Product is less than $100 million, except as provided in clause (x) of this clause (2).

(b)	If a Milestone occurs at any time prior to the expiration of its applicable Milestone Period, then, on or prior to the applicable Milestone Payment Date, the Company will deliver or cause to be delivered to the Rights Agent (i) written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and that the Holders are entitled to receive the Milestone Payment and (ii) a wire transfer of immediately available funds to an account designated by the Rights Agent in the aggregate amount equal to the Milestone Payment payable to all of the Holders with respect to such Milestone (the “Aggregate Milestone Payment”) in accordance with Section 2.4(a)(1-2) (as applicable). Such amounts shall be considered paid on the Milestone Payment Date if on such date the Rights Agent has received in accordance with this Agreement such applicable Aggregate Milestone Payment, and upon delivery of an Aggregate Milestone Payment to the Rights Agent, except as provided in the last sentence of this Section 2.4(b), the Company shall have no liability or obligation with respect to such Milestone Payments to be made by the Rights Agent. After receipt of the wire transfer described in the foregoing sentence, the Rights Agent will promptly (and in any event, within five Business Days) pay (x) by one lump sum wire payment to DTC for any Holder who is a former street name holder of Shares and (y) for all other Holders, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent (such amount in (x) and (y) together, an amount in cash equal to the Aggregate Milestone Payment) the Milestone Payment to each of the Holders. The Rights Agent shall hold the Aggregate Milestone Payment in a non-interest bearing account until such payment is made in accordance with the foregoing sentence. Notwithstanding the foregoing, in no event shall the Company be required to pay a Milestone Payment (or any portion thereof) with respect to any year, quarter or other period more than once and the Company shall not be required to pay a Milestone Payment if the Milestone occurs after the expiration of the applicable Milestone Period. Any portion of an Aggregate Milestone Payment that remains undistributed to the Holders for six months after the Milestone Payment Date shall be delivered by the Rights Agent to the Company, upon demand, and any Holder shall thereafter look only to the Company for payment of such Milestone Payment, but shall have no greater rights against the Company than may be accorded to general unsecured creditors of the Company under applicable law.

(c)	The Company and the Rights Agent shall be entitled to deduct or withhold from the Milestone Payment, if payable, such amounts as may be required to be deducted or withheld with respect to the Milestone Payment or CVR under the Code, and the rules and regulations thereunder, or any other applicable provision of state, local or foreign law relating to Taxes, as may be reasonably determined by the Company or the Rights Agent. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid.

(d)	Notwithstanding the foregoing, the provisions of Section 4.2(i) of the SPMA shall apply to this Agreement and are incorporated herein mutatis mutandis.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)	The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)	The CVRs will not represent any equity or ownership interest in the Company, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit the Company or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities; Agency; Enforcement.

(a)          The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its breach of this Agreement, willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

(b)          Each Holder shall be deemed to have irrevocably appointed, authorized and directed [name of Rights Agent to be inserted] (and any successor in accordance with this Article III) to act as the Rights Agent, and such Holder’s agent, representative, proxy and attorney-in-fact for the purpose of enforcing such Holder’s rights under this Agreement, and exercising, on behalf of all Holders, the rights and powers of the Holders hereunder and thereunder. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby and thereby, to give or receive any notices required or permitted to be given hereunder and thereunder, to accept service of process on behalf of any Holder, to execute and deliver, or hold in escrow and release, any exhibits or amendments to this Agreement or any other agreements, certificates, stock powers, statements, notices, approvals, extensions or waivers relating to the transactions contemplated hereby, to conduct or cease to conduct all claims of the Holders in connection with this Agreement and to settle all such claims on behalf of all Holders and exercise any and all rights that the Holders are permitted or required to do or exercise under this Agreement in connection with any claim against or by the Holders under this Agreement, in each case, by written direction of the Majority Holders. The appointment and agency created hereby is irrevocable, and shall be deemed to be coupled with an interest. Each Holder shall be deemed to have acknowledged and agreed that, as to all matters with respect to enforcement of such Holder’s rights under this Agreement, the Rights Agent shall act for and on behalf of such Holder and that the Company shall be entitled to rely solely on the Rights Agent as an authorized representative of the Holders with respect to any such matters concerning the Holders arising hereunder.

(c)          Enforcement. The Rights Agent may in its discretion proceed to and shall be entitled and empowered to protect and enforce its rights herein by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights. The Rights Agent may only proceed to and shall be entitled and empowered to protect and enforce the rights herein for the benefit of the Holders to the extent directed to by the Majority Holders in writing, provided that the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent in good faith by its board of directors, the executive committee, or a committee of directors or authorized officers of the Rights Agent shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)	the Rights Agent may rely and will be protected and held harmless by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)	whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of breach of this Agreement, bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by the Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)	the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)	the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)	the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)	the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only;

(g)	the Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement;

(h)	the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s obligations under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss incurred by the Rights Agent without negligence, bad faith or willful or intentional misconduct;

(i)	the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the Company on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes (other than withholding Taxes owed by Holders) and governmental charges, and reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(i). The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement (including this Section 3.2), the Company will not be responsible to indemnify or hold the Rights Agent harmless against any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s enforcement of the third party beneficiary rights of the Holders in accordance with the written direction of the Majority Holders (which shall be addressed solely by the Holders in accordance with clause (j) below);

(j)	the Rights Agent will be under no obligation to institute any claim, action, suit, audit, investigation or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless the Majority Holders (on behalf of the Holders) will furnish the Rights Agent with reasonable security and indemnity for any loss, liability, claim, demands, suits, costs or expenses that may be incurred by it;

(k)	no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l)	the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(m)	the Rights Agent shall not be liable for consequential losses or damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of breach of this Agreement, gross negligence, bad faith or willful or intentional misconduct on its part;

(n)	the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(o)	except by written instruction to the Rights Agent as contemplated by this Agreement, (i) the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including the SPMA, nor shall the Rights Agent be required to determine if any Person or entity has complied with any such agreements, instruments or documents, nor (ii) shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

(p)	Notwithstanding anything herein to the contrary, the sum of (1) any amount paid hereunder by the Company to the Rights Agent (other than any Milestone Payment), including any indemnification payments or the fees and expenses of, or charged by, the Rights Agent in connection with this Agreement, (2) any CVR Fees not covered by the foregoing clause (1), and (3) any amount referred to in clause (y)(C) of Section 4.1(b) of the SPMA shall be deducted from any Aggregate Milestone Payment payable by the Company hereunder and shall proportionally reduce the applicable Milestone Payment to be received by each Holder.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a)	The Rights Agent may resign at any time by giving written notice thereof to the Company specifying a date when such resignation will take effect, which notice will be sent at least sixty days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Company has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Company to the Rights Agent, which notice will be sent at least sixty days prior to the date so specified.

(b)	If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, the Company will as soon as is reasonably possible appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if the Company shall fail to make such appointment within a period of sixty days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)	The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(d)	The Rights Agent will cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent. On request of the Company or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of its retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. The Company will furnish or cause to be furnished to the Rights Agent in such form as the Company receives from its transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within thirty Business Days of the Merger Effective Time. The CVRs shall be registered in the names and addresses of the Holder as set forth in the applicable letter of transmittal accompanying the Shares surrendered by the Holder thereof in connection with the Merger pursuant to the SPMA (or based on information in the books and records of the Company) and in a denomination equal to the number of Shares so surrendered or computed in accordance with the terms of the SPMA.

Section 4.2 Operation of the Business; Sales Efforts.

(a)	Each of the Rights Agent and the Holders shall be deemed to have acknowledged the absolute right of the Company, Buyer and their respective Affiliates and their respective directors, officers, employees and other representatives to operate, manage and invest in the Company’s businesses in their sole discretion, and agree that the Company, Buyer, their respective Affiliates and their respective directors, officers, employees and other representatives shall have no liability or obligation to the Rights Agent or any Holder with respect to any Milestone or Milestone Payment in connection with their operation of the businesses of the Company from and after the consummation of the Second Stage Closing, and such Persons shall not be obligated to maximize the Company’s ability to achieve any Milestone or pay any Milestone Payments. Without limiting the generality of the foregoing, the Company presently intends to base its decisions regarding operations of the businesses of the Company, including the investment and allocation of resources, on the basis of the strategic objectives of the Company and its Affiliates. Each of the Rights Agent (by execution of this Agreement) and the Holders (by operation of the approval of the SPMA and the Ancillary Agreements by the stockholders of the Company) shall be deemed to have acknowledged that certain situations could arise where such decisions may adversely affect the Product’s Net Sales or Gross Profit.

(b)	The Company shall deploy, within 12 months after the initial commercial supply of the Product in the United States, 80 or more Reps whose aggregate time devotion to sales of the Product (or in the case of MSLs, customary activities of MSLs relating to the Product) shall be at least the equivalent of 80 Reps devoting at least 75% of their time (on an aggregate basis) to sales of the Product (or in the case of MSLs, customary activities of MSLs relating to the Product), it being agreed that, with respect to any time beyond such minimum aggregate time equivalent devotion requirement, such Reps may be deployed by the Company or its Affiliates for any other purpose, including sales of (or customary activities of MSLs with respect to) any other products. The Company shall maintain such level of Reps (to be measured at 24 and 36 months after the initial commercial supply of the Product in the United States) until the date that is 36 months after the initial commercial supply of the Product in the United States. The Company may satisfy its obligations in the preceding two sentences by using its own employees, employees of any of its Affiliates, consultants, independent contractors or through the services provided by contract sales organizations or other third parties (it being agreed that any royalties or license fees payable to such third parties shall not be taken into account when calculating Gross Profits). For illustration purposes, the Company may satisfy the foregoing obligations by deploying (i) 120 Reps devoting, on average, 50% of their time to sales of the Product (or in the case of MSLs, customary activities of MSLs relating to the Product), it being agreed that they may devote, on average, 50% of their time to any other activity, including sales of (or in the case of MSLs, customary activities of MSLs with respect to) any other products and (ii) 180 Reps devoting, on average, one-third of their time to sales of the Product (or in the case of MSLs, customary activities of MSLs relating to the Product), it being agreed that they may devote, on average, two-thirds of their time to any other activity, including sales of (or in the case of MSLs, customary activities of MSLs with respect to) any other products. Without limiting the foregoing, during the Milestone Periods, neither the Company nor any of its Affiliates shall take any action the sole purpose of which is to avoid the achievement of the Milestone or the payment of the Milestone Payments. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. For purposes of this Agreement, (x) a “Rep” means a sales field representative or an MSL, and (y) an “MSL” means a medical science liaison.

Section 4.4 Compliance. The Rights Agent shall comply with all applicable Tax reporting requirements with respect to the Milestone Payments made pursuant to this Agreement.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a)	Without the consent of any Holders or the Rights Agent, the Company, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders, or adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

(i)	to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein;

(ii)	to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall determine to be for the protection of the Holders;

(iii)	to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv)	as may be necessary or appropriate to ensure that the CVRs are not subject to registration under any applicable state securities or “blue sky” laws, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(v)	to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(vi)	any other amendment hereto that does not adversely affect the legal rights under this Agreement of any Holder.

(b)	Notwithstanding anything to the contrary contained herein, the Company and the Rights Agent may enter into any amendment that adversely affects, in any material respect, the Rights Agent’s own rights, duties, responsibilities or protections (whether for consideration or otherwise).

(c)	Without the consent of any Holders, the Company and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs in the event any Holder agrees to transfer or renounce such Holder’s rights under this Agreement in accordance with Section 2.6 or Section 6.14, respectively.

(d)	Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment; provided, that any failure to notify the Holders shall not affect the validity of such amendment (it being understood that any failure to notify the Holders shall not excuse the Rights Agent from its obligations under this Section 5.1(d)).

Section 5.2 Amendments with Consent of Holders.

(a)	In addition to any amendment pursuant to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the written consent of the Majority Holders, the Company and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b)	Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Entire Agreement. This Agreement (and as between the Company and the Holders, together with the SPMA) constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties hereto with respect to the subject matter of this Agreement. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.

Section 6.2 Transaction Costs. Except as otherwise provided herein, the parties to this Agreement will pay their own costs and expenses (including legal, accounting and other fees) relating to this Agreement.

Section 6.3 Modifications. Any amendment or modification to this Agreement, including this undertaking itself, shall only be valid if effected by an instrument or instruments in writing and shall be effective against each of the parties hereto that has signed such instrument or instruments. The parties agree that they jointly negotiated and prepared this Agreement and that this Agreement will not be construed against any party on the grounds that such party prepared or drafted the same.

Section 6.4 Notices. Notices will be deemed to have been received (a) upon receipt of a registered letter, (b) three Business Days following proper deposit with an internationally recognized express overnight delivery service, or (c) in the case of transmission by email, as of the date so transmitted (or if so transmitted after normal business hours at the place of the recipient, on the Business Day following such transmission):

If to the Company:

Avenue Therapeutics, Inc.

2 Gansevoort Street, 9th Floor

New York, NY 10014

c/o

InvaGen Pharmaceuticals Inc.

Site B, 7 Oser Ave.

Hauppauge, NY 11788

c/o

A.S. Kumar, Esq.

Global General Counsel

Cipla Ltd.

Cipla House, Peninsula Business Park,

Ganapatrao Kadam Marg, Lower Parel West,

Mumbai, Maharashtra 400013, India

Email: as.kumar@cipla.com and cosecretary@cipla.com

With a copy (which shall not constitute notice) to:

InvaGen Pharmaceuticals Inc.

Site B, 7 Oser Ave.

Hauppauge, NY 11788

c/o

Nishant Saxena

Global Chief Strategy Officer

Cipla Ltd.

Cipla House, Peninsula Business Park,

Ganapatrao Kadam Marg, Lower Parel West,

Mumbai, Maharashtra 400013, India

Email: nishant.saxena@cipla.com

With a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004-1482

Attn: Kenneth A. Lefkowitz

Email: ken.lefkowitz@hugheshubbard.com

If to the Rights Agent:

[●]

[●]

[●]

Attn: [NAME]

Email: [#]

With a copy (which shall not constitute notice) to:

[●]

[●]

[●]

Attn: [NAME]

Email: [#]

The Rights Agent or the Company may specify a different address or facsimile number by giving notice in accordance with this Section 6.4, which address shall then apply to the respective notice provisions of the SPMA and all other Ancillary Agreements.

Section 6.5 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed herein for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. In case it shall be impracticable to mail notice to the Holders of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent shall be deemed to be a sufficient giving of such notice.

Section 6.6 Successors and Assigns.

(a)	This Agreement will be binding upon, inure to the benefit of and be enforceable by the Company’s successors and assigns, and this Agreement shall not restrict the Company’s, any of its assignees’ or any of their respective successors’ ability to merge or consolidate, transfer or convey all or substantially all of its assets to any Person or otherwise directly or indirectly transfer or convey the Product to any Person. In the event of an assignment or transfer of all or substantially all of the Company’s assets (including the Product), either (i) the Company’s assignee or transferee shall expressly assume by an instrument, supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of any Aggregate Milestone Payments and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company or (ii) the Company shall agree to remain subject to its obligations hereunder, including payment of any Aggregate Milestone Payment.

(b)	Any Company successor or assignee permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as the Company pursuant to this Section 6.6.

(c)	The Rights Agent may not assign this Agreement, in whole or in part, or delegate all or any part of its rights, interests or obligations hereunder without the Company’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.6 shall be void ab initio and of no effect.

Section 6.7 Public Announcements. Except as required by Legal Requirements or by the requirements of any stock exchange on which the securities of a party hereto or any of its Affiliates are listed, no party to this Agreement will make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect to the foregoing without prior notification to the other parties, and the parties to this Agreement will consult with each other and cooperate as to the form, timing and contents of any such press release, public announcement or disclosure.

Section 6.8 Severability. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is found to be unenforceable or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such unenforceability or invalidity, and the parties will negotiate in good faith to modify this Agreement so that the unenforceable or invalid provision is replaced by such valid and enforceable provision which the parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and to achieve the same or a similar economic effect and to give effect to the parties’ original intent. The remaining provisions of this Agreement will continue to be binding and in full force and effect.

Section 6.9 Governing Law. This Agreement, the CVRs, and any claims or causes of action pursuant to it will be governed by and construed in accordance with the laws of the State of Delaware, without regard for its principles of conflict of laws.

Section 6.10 Specific Performance. Each party acknowledges and agrees that the other party would be irreparably damaged if the provisions of this Agreement are not performed in accordance with their terms and that any breach of this Agreement and the non-consummation of the transactions contemplated hereby by either party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any remedy to which such other party may be entitled under Section 6.11, provisional measures and injunctive relief necessary to protect the possibility of each party to seek specific performance from the other from the tribunal referred to in Section 6.11 can be sought from any court of competent jurisdiction. Each of the parties hereto (i) agrees that it shall not oppose the granting of any such relief and (ii) hereby irrevocably waives any requirement for the security or posting of any bond in connection with any such relief (it is understood that clause (i) of this sentence is not intended to, and shall not, preclude any party hereto from litigating on the merits the substantive claim to which such remedy relates).

Section 6.11 Submission to Jurisdiction.

(a)	Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts sitting in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by applicable Legal Requirements, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.11; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Legal Requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)	All rights of action with respect to enforcement of the Company’s obligations under this Agreement for the benefit of any Holder may only be enforced by the Rights Agent upon the prior written direction of the Majority Holders to the Rights Agent, and any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 6.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT or the transactions contemplated hereby. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12.

Section 6.13 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition, and no waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and no waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 6.14 Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties, any of their assignees, or any of their respective successors any legal or equitable right, benefit, remedy or claim of any nature under or by reason of this Agreement. Notwithstanding the foregoing, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer are intended third-party beneficiaries of this Agreement, provided that the Holders and their successors and assigns pursuant to Permitted Transfers shall only be entitled to enforce their rights hereunder through written direction of the Majority Holders to the Rights Agent to act in accordance with Section 6.11(b). Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and the Company, which notice, if given, shall be irrevocable.

Section 6.15 Counterparts; Facsimile Signature. This Agreement may be executed in one (1) or more counterparts, by original or facsimile (or other such electronically transmitted) signature, each of which will be deemed an original, but all of which will constitute one and the same instrument. Any party executing this Agreement by facsimile (or other such electronically transmitted) signature shall, upon request from another party hereto, promptly deliver to the requesting party an original counterpart of such signature.

Section 6.16 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Legal Requirements.

Section 6.17 Interpretation. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender includes each other gender; (h) the word “or” shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; (j) any references herein to any Governmental Authority shall be deemed to also be a reference to any successor Governmental Authority thereto; and (k) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 6.18 Termination. This Agreement shall automatically terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon the expiration of the Subsequent Period, provided, that if a Milestone has been achieved on or prior to such termination date, but the Milestone Payment has not been paid on or prior to such date, this Agreement shall not terminate until such Milestone Payment has been paid in full in accordance with the terms of this Agreement. Notwithstanding the preceding sentence, this Section 6 shall survive any termination of this Agreement. Nothing in this Section 6 shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AVENUE THERAPEUTICS, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title: